Exhibit 99.1

Evergreen CEO Comments on Convertible Note Exchange Agreements

FOR IMMEDIATE RELEASE

DENVER, October, 1, 2008— Evergreen Energy Inc. (NYSE Arca: EEE) announced earlier today agreements to exchange a portion of its convertible notes for shares of the company’s common stock and cash. Kevin R. Collins, the company’s president and CEO, expanded on the announcement in a blog entry on the company’s web site.

The blog entry can be found below and at this link: http://blog.evgenergy.com/

Improving Evergreen’s Financial Flexibility -FINAL
By Kevin R. Collins
President & CEO

This morning we filed the last 8-K noting the conversion of an aggregate of 70% of our outstanding convertible notes into Evergreen common stock, and I want to expand on that filing.

Before we get into the background behind the filing, I want to emphasize that with all the talk out there about clean coal and cleaner coal, Evergreen stands ready to deliver a solution today with a proven process.

While our filings earlier today contained details about the transactions, we’ve received a number of questions that I can put into two categories:

○	Why are we converting these securities now?
○	What does this move do for Evergreen’s future?

The answers to both questions are rooted in a strategy to deleverage Evergreen’s balance sheet and improve our financial flexibility as we pursue definitive agreements to construct K-Fuel® production facilities – the most critical value-creation objective of our company.

more

Evergreen Energy-Notes Exchange
October 1, 2008 – Page 2

We’ve talked previously about our progression on plant development activities, and beginning in the Spring of 2008 we began working on plans to improve our flexibility to finance these activities.  Reducing our leverage has been near the top of that list – not only does reducing leverage add future financing flexibility, it also improves our P&L by lowering interest payment obligations.

While we would obviously prefer to reduce leverage in a manner that minimizes dilution risk for our shareholders, we also recognized that our convertible debt is secured by certain key assets that could give us added financial flexibility for business development purposes if they were released from that obligation.

One of those key assets is Buckeye Industrial Mining. As I noted in my August 18 letter to shareholders, we have been working to enhance the value of Buckeye. With increases in production and higher coal prices, we will see improving cash flow through the remainder of 2008 and, in addition, we will see significant increases in 2009. With certain capital expenditures and other improvements Buckeye is expected to exceed 1 million tons sold in 2009 followed by a potential 30 percent increase in 2010.

In any negotiation there is give and take, and the “give” for Evergreen here is the need to accept dilution in the immediate term to free the company from considerable restrictions that could impact execution of our primary business strategy:  namely, the development of our first fully commercial K-Fuel® facility.  We believe creating this financial flexibility for Evergreen at this time positions us to deliver shareholders a better deal when we announce our first plant agreement.

We appreciate the continued interest and questions from our investors, and I’ll assure all of you that today’s move is one more important step toward achieving our objective of constructing a K-Fuel® plant that delivers value to our shareholders and cleaner coal to a marketplace that needs it.

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

###
Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com